UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) January 14, 2008
Commerce Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

New Jersey	1-12069	22-2433468
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034-5400
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (856) 751-9000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. OTHER EVENTS
SIGNATURES

Item 8.01. OTHER EVENTS
On January 10, counsel for two Commerce Bancorp, Inc (“Commerce”) shareholders filed an application with the United States District Court for the District of New Jersey, Camden Vicinage, for leave to file a complaint-in-intervention for appointment as lead plaintiffs and their counsel as lead counsel, for expedited discovery and for an expedited preliminary injunction hearing, seeking to challenge the fairness of the merger of Commerce and The Toronto-Dominion Bank announced on October 2, 2007, and the fairness of a settlement-in-principle among certain parties to various putative shareholder class action suits pending against Commerce and its directors and The Toronto-Dominion Bank in connection with the merger. On January 17, the Court denied, in its entirety, the shareholders’ application.
On January 14, Commerce and certain of its directors and officers were sued by Commerce’s former chief executive officer, Vernon W. Hill, II, his wife Shirley Hill and InterArch, Inc. (“InterArch”) a company owned by Shirley Hill. The lawsuit seeks more than $57 million in damages and injunctive relief. The lawsuit alleges, among other things, that Commerce and/or its directors have violated the Hills’ and InterArch’s constitutional rights, breached certain contracts with Mr. Hill and InterArch, are infringing certain copyrights owned by InterArch and have intentionally inflicted emotional distress on the plaintiffs. Commerce believes that the lawsuit is without merit and will defend it vigorously.
On January 14, Commerce filed an action for declaratory relief and damages against InterArch, Inc., Shirley Hill and Raymond Klumb. By way of the action, Commerce seeks: (1) a declaration that Commerce had no legal duty to indemnify Shirley Hill and InterArch with regard to a verdict against them due to their judicially determined bad faith and malicious acts in matters related to an underlying controversy; and (2) recoupment and/or restitution of approximately $1.6 million for indemnification payments Commerce made on behalf of Shirley Hill and InterArch in connection with the same. Commerce also seeks damages from InterArch for breach of contract.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Commerce Bancorp, Inc.

January 18, 2008	By:	/s/ Douglas J. Pauls

	Name:	Douglas J. Pauls
	Title:	Executive Vice President and Chief Financial Officer